UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 18, 2008

MARCO COMMUNITY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Florida	000-50557	84-1620092
(State or other jurisdiction	Commission File Number	(I.R.S. Employer
Of incorporation)		Identification No.)

1770 San Marco Road, Marco Island, FL	34145
(address of principal executive offices)	(Zip Code)

Registrant’s telephone number:   (239) 389-5200

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The Marco Community Bancorp, Inc. (“Company”) Board of Directors held a meeting on June 18, 2008.  At this meeting, Richard E. Storm, age 46, son of Chairman and Chief Executive Officer Richard Storm, Jr., was sworn in as a director of the Company.  Mr. Storm is currently Chief Executive Officer of Universal Fidelity, LP of Houston, Texas.  Prior to that, Mr. Storm held positions over the last 18 years with General Electric Finance.

On June 6, 2008, the Company received and accepted the resignation of Company and Marco Community Bank (“Bank”) Chief Financial Officer, Thomas M. Whelan, to be effective June 20, 2008.  On that same date, the Bank appointed Laura Witty, age 44, to assume Mr. Whelan’s duties at the Bank on an interim basis, subject to regulatory clearance. On June 18, 2008, the Company made a similar appointment. Ms. Witty has served as Vice President and Controller of the Bank since March 2005 and has more than 25 years banking experience. Prior to her joining the Company she served as First National Bank of Florida’s Financial Reporting Manager and worked at Citizens Community Bank, Marco Island, Florida, prior to their merger.

In a related matter, Bank President and Chief Executive Officer Richard Storm, Jr. announced that Richard Gallahue joined the Bank as of Monday, June 16, 2008, as a Loan Portfolio Manager.  Bringing Mr. Gallahue aboard is part of the Bank’s business and strategy plans to enhance and strengthen the Bank’s credit operations.

Mr. Gallahue has eight years experience in credit analysis and administration, most recently with Bank of Florida – Southwest and previously with Orion Bank.  He holds an MBA and a Master’s of Finance from the Carroll School of Management at Boston College.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marco Community Bancorp, Inc.
(Registrant)
Date: June 20, 2008

/s/ Richard Storm, Jr.
Richard Storm, Jr.
Chairman and Chief Executive Officer